EXHIBIT 99.1
NEWS RELEASE
TO BUSINESS EDITOR:

                       COMM BANCORP, INC.
                  AUTHORIZES STOCK REPURCHASE PROGRAM

     Forest City, PA, April 21/PR Newswire/- The Board of Directors of Comm Bancorp, Inc. (Nasdaq: CCBP) today announced that it has given discretionary authority to the management of the Company to purchase up to 220,000 shares of the Company's common stock, in open market purchases or in privately negotiated transactions from time to time. The Company will finance the reacquisition with general corporate funds. Comm Bancorp, Inc. has approximately 2.2 million shares outstanding and recently traded at 25-1/8, down 1-1/8.

     David L. Baker, president and chief executive officer of the Company stated, "The Board of Directors feels the Company's stock is undervalued based on favorable earning trends affording us an opportunity to enhance the value to shareholders through appreciation in earnings per share and return on equity."

     Comm Bancorp, Inc. serves four Pennsylvania counties through Community Bank and Trust Company's thirteen community banking offices. Each office which is interdependent with the community it serves offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. The Company's business philosophy includes offering direct access to its President and other officers and providing friendly, informed and courteous service, local and timely decision-making, flexible and reasonable operating procedures and consistently-applied credit policies.

Visit Comm Bancorp, Inc. on the World Wide Web at http://www.combk.com.

     Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company's Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year-ended December 31, 1998.

/CONTACT: MEDIA/INVESTORS, SCOTT A. SEASOCK OF COMM BANCORP, INC.
570-587-3421 EXT. 323, OR FAX, 570-587-3761/